Exhibit 99.1

PRESS RELEASE

Contact:

Monique Greer

303-426-6262
mgreer@allos.com

ALLOS THERAPEUTICS’ PRALATREXATE DEMONSTRATES ANTICANCER ACTIVITY IN MULTIPLE CANCER CELL LINES

– In Vitro Research Supports Pralatrexate’s Mechanism of Action,

Potential Biomarker for Pralatrexate Sensitivity Identified –

WESTMINSTER, Colo., April 19, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced new data demonstrating the anticancer activity of its investigational drug, pralatrexate, in colon, ovarian, lung, prostate, and head and neck cancer cell lines.  The preclinical research further showed that the antiproliferative effects against these cancer lines were achieved at drug concentrations that are attainable in humans.  These data were presented today at the American Association for Cancer Research (AACR) Annual Meeting in Denver, CO.

The results, outlined in a poster titled “Cytotoxicity of Pralatrexate, a Novel Synthetic Antifolate, in Human Cancer Cell Lines (abstract #1686),” demonstrate anticancer activity of pralatrexate in nine of 15 human cell lines tested.  Importantly, it appears from analyses of exposure time that the effect of pralatrexate is reached rapidly, within 24-72 hours.  During this window, cancer cells susceptible to pralatrexate undergo apoptosis, or cell death.

“The broad anticancer activity demonstrated by pralatrexate in this in vitro study, combined with the results from prior exploratory non-small cell lung cancer clinical trials, support our view that the therapeutic potential of pralatrexate extends beyond hematological malignancies and merits further study in various types of solid tumors,” said Pablo J. Cagnoni, M.D., chief medical officer of Allos Therapeutics.  “We are currently evaluating pralatrexate in solid tumor indications, including non-small cell lung cancer and bladder cancer.”

Further analysis of the data demonstrated a potential correlation between the sensitivity to pralatrexate and the expression level of folyl-polyglutamate synthetase (FPGS), an enzyme that catalyzes the addition of polyglutamate tails to folate derivatives such as pralatrexate.  It is believed that the polyglutamation of pralatrexate by FPGS prevents cancer cells from excreting pralatrexate from the cell.  The ability of cancer cells to excrete drugs through efflux pumps is a common drug resistance mechanism and has been a challenge in the development of antifolates.  By remaining in the cancer cell for a longer period of time pralatraxate has an opportunity to increase tumor cell kill.

Further study is required, but FPGS may prove to be an important biomarker to predict cancer patients’ sensitivities to pralatrexate.

About Pralatrexate
Pralatrexate is a novel targeted antifolate designed to accumulate preferentially in cancer cells.  Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on cancer cells compared to normal cells.  Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention.  Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance.  Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.  The

Company believes pralatrexate has the potential to be delivered as a single agent or in combination therapy regimens.

About Allos Therapeutics, Inc.
Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer.  The Company’s lead product candidate, pralatrexate, is a novel targeted antifolate designed to accumulate preferentially in cancer cells.  In February 2009, the Company announced the final results from PROPEL, the Company’s pivotal Phase 2 (PROPEL) trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  The PROPEL trial was conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment (SPA) process.  Based on the results of the PROPEL trial, the Company submitted a New Drug Application to the U.S. Food and Drug Administration for pralatrexate for the treatment of relapsed or refractory PTCL in March 2009.  The Company is also investigating pralatrexate in patients with non-small cell lung cancer, bladder cancer and a range of lymphoma sub-types.  The Company currently retains exclusive worldwide rights to pralatrexate for all indications.  For additional information, please visit www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements concerning the potential for pralatrexate to demonstrate anticancer activity in solid tumors, the potential correlation between the sensitivity to pralatrexate and the expression level of folyl-polyglutamate synthetase, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking.  Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that pre-clinical trial designs and results may not be predictive of future clinical trial designs or results; that pralatrexate may not prove to be safe or effective for the treatment of patients with NSCLC, bladder cancer or any other type of cancer; that the Company may lack the financial resources and access to capital to fund ongoing or planned clinical trials for pralatrexate or to continue evaluating its therapeutic utility in other potential indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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